Exhibit 10.6

Certain identified information
marked with “[***]” has been
omitted from this document
because it is both (i) not material
and (ii) the type that the registrant
treats as private or confidential.

October 17, 2023

NH Credit Partners III Holdings L.P.
Morgan Stanley Private Credit
Attn: [***]
[***]

Reference is hereby made to the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, issued by Mondee Holdings, Inc. (the “Company”) dated September 29, 2022 (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Certificate of Designation.

Morgan Stanley and certain affiliated funds, NH Credit Partners III Holdings L.P. (“Morgan Stanley”), are holders of Series A Preferred Stock. It is proposed that certain other holders of Series A Preferred Stock (the “Other Investor”) receive revised rights, terms and obligations for their aggregate investment in exchange for the purchase of additional incremental preferred shares of US$10 million (the “Additional Investment”), as further detailed in the Amended and Restated Certificate of Designation (the “A&R Certificate of Designation”). The Company and Morgan Stanley hereby acknowledge and agree that pursuant Section 18 of the Certificate of Designation, the terms, rights, obligations of its Series A Preferred Stock shall remain unchanged and shall hereby be re-classified as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), while investors participating in the Additional Investment shall have their existing Series A Preferred Stock re-classified as Series A-2 Preferred Stock and shall receive additional shares classified as Series A-3 Preferred Stock.

Further, Morgan Stanley are holders of certain warrants issued by the Company pursuant to the Warrant Agreement dated September 29, 2022 (the “Warrant Agreement”). It is proposed that certain other holders of the Company’s warrants pursuant to the Warrant Agreement receive revised terms and additional warrants in connection with the Additional Investment and pursuant to newly issued warrant agreements (the “New Warrant Agreement”), while, subject in all respects to the immediately following paragraph, warrants held by Morgan Stanley shall remain unchanged and Morgan Stanley agrees to waive any and all adjustments required pursuant to Section 4 of the Warrant Agreement that would result from the revision and issuance of warrants contemplated in the New Warrant Agreement.

The Company and Morgan Stanley hereby acknowledge and agree that (a) for 60-day period following the date hereof (as such period may be extended by written agreement by the parties hereto) the Company shall maintain sufficient authorized and unissued shares of Series A-3 Preferred Stock for the consummation of the MS Additional Investment (as defined below), and (b) if, in the 60-day period following the date hereof (as such period may be extended by written agreement by the parties hereto), Morgan Stanley makes an incremental investment in the Company of at least US$1.3 million (the “MS Additional Investment”), (i) the Series A-1 Preferred Stock shall be automatically re-classified as Series A-2 Preferred Stock, and the MS Additional Investment shall be classified as Series A-3 Preferred Stock, in each case with the same respective rights, preferences and privileges as received by the Other Investor, (ii) the warrants issued by the Company currently held by Morgan Stanley shall be reissued (the “New MS Warrants”) upon the same terms as the warrants issued under the New Warrant Agreement and the Subscription Agreement, dated on or about the date hereof, between the Company and the investors party thereto, and (iii) the Company shall amend and restate that certain Amended and Restated Registration Rights Agreement, dated on or about the date hereof, to provide for the registration of the shares of Common Stock issuable upon exercise of the New MS Warrants.

By signature below, you acknowledge and agree to the revised terms proposed above in connection with the Additional Investment.

Sincerely,

MONDEE HOLDINGS, INC.

By:/s/ Prasad Gundumogula
Prasad Gundumogula
Chief Executive Officer
Acknowledged and Agreed,

NH Credit Partners III Holdings L.P.

By: [***]
Name:
Title: